EXHIBIT 99.2
To Form 8-K dated October 20, 2011
Seacoast Banking Corporation of Florida
Third Quarter 2011 Earnings Conference Call
October 21, 2011
9:30 AM Eastern Time

Operator:	Welcome to the Seacoast Third Quarter Earnings Conference Call. My name is John, and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III:	Thank you very much, and welcome to Seacoast’s Third Quarter Conference Call for 2011. Before we begin, as always, we direct your attention to the statement at the end of our press release regarding the forward statements we may make during this call. Those statements constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of Section 27A of that Act.

With me today is Jean Strickland, our President and Chief Operating Officer; Russ Holland, our Chief Lending Officer; and Bill Hahl, our Chief Financial Officer.

This quarter our progress continued with significant improvement in earnings and further improvements in asset quality. Earnings for the quarter were well ahead of our plan and reflected strong growth in revenues when compared to the prior year. Our revenue growth resulted from further strengthening of our household build, something we’ve been talking about for quite some time now, as well as improved loan production and much improved asset quality. We expect these trends, trends that have been evident all year, to continue into next quarter.

Loan growth was positive for the quarter, with loans growing at an annualized rate of 6.6%; and this marked our first quarter of positive loan growth since 2007. We believe we should continue to produce positive loan growth into the next quarter based on our current outlook. Much of this growth was felt in our residential book; and we began to see good production in our small business portfolio. This small business growth was a result of our focused program to target business segments that have been less impacted by the difficult economic environment.

We continue to be pleased with our growth in new households. Our retail consumer household growth has been strong all year. In this quarter, we also saw some strong growth in business households, something I talked about a couple of quarters ago. All in, we’ve seen a 27% pickup in new households year-to-date and a 37% growth in the number of new accounts opened year-to-date over the same period last year.

As many of you know, during the crisis period, we retooled and we refocused our resources to produce better execution around growing households. We felt this was important in the post crisis period, a period that would likely not produce much in the way of overall economic growth. As a result, our focus as a company is to continue growing revenues by gaining market share. We had a big win this quarter; it’s been that way all year, and we look for that to continue over the balance of the year and into 2012. Frankly, we think the competitive environment has been so significantly transformed and changed that we are certain we’ll continue to achieve these improvements.

As we move into a potentially more difficult interest rate environment, we believe our core strategy will help us better support our margins. Our strategy, as I’ve said, is to produce higher core deposit growth and better loan growth; and this helps us offset the potential for lower yields over the next year. The focus here will be on continuing to improve our deposit mix and adding to our loan balances. Our noninterest-bearing checking balances are up 17.2% compared with last year. Total transaction accounts grew by 6.2%, and savings deposits were up 18% compared to the year earlier numbers. In this quarter we saw, as I said earlier, positive loan growth. Clearly, we believe our execution is working, the strategy is sound, and we are beginning to see signs that our numbers are accelerating.

Our credit quality was significantly improved during the quarter. Loans classified as nonaccrual were reduced again and were down to 2.7% of loans at quarter-end. I’ll say that at this point, we believe our asset quality is beginning to look quite favorable even compared to our peers in our size group; and it is significant better than our peers in the state of Florida. This marks two full years, eight quarters, of consistent declines and brings NPLs to a level that we feel pretty good about going forward.

We’re going to have more to say about all this a little later in the call, but at this point, I’d like to turn the call over to Bill. Bill is going to give us a few comments on the quarter and then we’ll complete the call with a few questions. Bill.

William R. Hahl:	Thanks, Denny, and good morning. I’ll begin my comments today with a high level review of the income statement. I will be referring to a few slides we have posted on our website during my comments.

Net income available to common shareholders for the quarter was $1.7 million. This compares favorably to last quarter’s profit of $176,000. The primary drivers of the sequential income growth were increased noninterest income across multiple categories, an additional day in the third quarter compared to the second, and slightly higher net interest income. Also adding to the improved performance were stable noninterest expenses and lower credit costs in the form of loan loss provision. These results compare very favorably to the prior year driven by higher net interest income and a lower provision as a result of much lower nonperforming loans. I’ll share additional color on performance in a moment after a few comments on the loan portfolio.

Like last quarter, average performing loans were nearly unchanged compared to the first two quarters at $1.15 billion; however, we continue to make great progress in improving loan production, and total ending loans increased by approximately $20 million as we drove growth and targeted commercial and consumer areas. Loan growth this quarter came from improved commercial production and continued strong residential lending.

Turning to slide seven and eight for a discussion on deposits, total deposits were up $24 million from the year-end 2010 at $1.66 billion. The favorable shift in the deposit mix towards lower cost accounts continued: most notably, as Denny mentioned, DDA growth of $47 million, or 17%, year-over-year. Higher cost time deposits have declined $57 million over the last 12 months; and savings accounts, including NOW and money markets, have increased $33 million compared to the third quarter last year. Relative to the second quarter of 2011, deposits were lower by $20 million, all related to a decline of $19 million in certificates, offset by increases of $19 million in savings and DDA balances. Deposit growth continued in lower-cost accounts, primarily savings, money markets, and NOW, which increased by a combined $16 million. This growth in lower-cost and no-cost accounts has enabled us to continue to manage down our higher-cost time deposits during the quarter and helped protect the net interest margin.

Slide nine covers the net interest margin. The net interest income increased $363,000 sequentially, primarily due to lower NPLs, an increase in the securities portfolio, and a new item, loan growth. The net interest margin, after expanding each quarter since second quarter 2010, stabilized at 3.36% last quarter, but increased to 3.44% this quarter. Interest earning asset yields were up one basis point linked-quarter, while there was an 8 basis point contraction in interest-bearing liability cost primarily due to the favorable deposit mix shift. Relative to last year, third quarter net interest income increased $407,000, or 2.5%. Favorable deposit trends, a larger investment portfolio, and loan growth were primary drivers for the improved performance. As we look to the fourth quarter, while we see both headwinds and tailwinds to the margin, our current expectation is for the margin to remain fairly stable to slightly improving as we continue to benefit from loan growth and lower NPAs.

Turning to slide ten, noninterest income, excluding security gains, increased $159,000, or 4% sequentially. Most prominent were the $129,000 increase in service charges on deposits, or 8% sequentially; and wealth management fees from trust and brokerage relationships were up $122,000, or 16% linked-quarter. Relative to the prior year, noninterest income was up $174,000, or 4%, despite a decline in overdraft revenues as a result of Reg E implementation, with the most prominent increases from service charges on deposits, interchange income, and wealth management fees.

Let’s now turn to slide six for a review of expenses. Expenses were down $911,000 in the third quarter compared with last year. Lower FDIC assessments accounted for $279,000, due to the new asset based assessment methodology. We also saw a decline of $995,000 in legal and professional fees from the improved credit and fewer problem assets to be dealt with. Removing the unusual items in the quarters that are compared on slide six indicates that core operating expenses are being well managed, but remain elevated as a result of the current negative economic environment.

As Denny mentioned, our asset quality story is a good one again this quarter, as shown on slide five, with net charge-offs declining; therefore no provision for loan loss was required. We continued, and in some cases accelerated, the multi-quarter trend of improvement that we’ve seen for eight consecutive quarters. Nonperforming loans and nonperforming assets were down 29.3% and 21.8%, respectively. Net charge-offs declined to $2.8 million for the third quarter compared with $4 million for both the first and second quarters and were significantly lower than the third quarter a year ago of $10.7 million. In light of the improvement in the credit quality and the continued reduction in our risk profile, the allowance for loan losses declined by 9% in the third quarter to $28.4 million, or 2.35% of loans. However, the coverage ratio for NPLs increased from 55% last year to 87% at September 30, 2011. Overall, we are pleased with the direction in which our credit metrics are moving.

I’ll continue my comments by focusing on capital on slide four. Capital ratios remained well above regulatory minimums. Tangible common equity grew by an estimated 7 basis points to 5.91%, while tier one was stable at an estimated 17.4%. Tangible common equity ratio on a pro forma basis, including recapture of the $46.2 million deferred tax valuation allowance, would be about 8%.

So the highlights of what I have discussed this morning are that: 1) our earnings improved; 2) no provision expense this quarter due to improving asset quality; 3) the margin improved as forecast last quarter with loan growth returning, and continued deposit mix improvement resulting in lower cost of funds; 4) noninterest income improved versus last year’s third quarter, in part due to new household and business account growth. Finally, noninterest expenses have declined as cyclically sensitive expenses are lower and we have managed all other expenses tightly. At this time, we are looking forward to continued improvement in our fourth quarter results.

With that, I’ll turn the call back to Denny for some final comments.

Dennis S. Hudson III:	Thanks, Bill. As you can see, I think we achieved a key inflection point this quarter in our continued progress. Credit issues, I think it would be safe to say at this point, are not expected to have any significant impact on earnings as we look forward over the next several quarters; and our revenue growth is occurring across the franchise in just about every category. We expect those trends to continue based on the execution we are rolling out around our strategy as we look forward—again in a market and in an environment that doesn’t have a lot of growth, so we feel good about that. Finally, we see no need for our core operating expenses to increase as we go forward and continue to execute that strategy. All of this, I think, points to continued improvement in our performance as we look forward.

I’d like to just take a minute and pause and thank our hardworking associates, most especially our Executive Team, particularly Russ, Jean and Bill, for all the hard work over the last couple of years that got us to this point. We are very excited. We look forward with great optimism for the balance of this year and into 2012.

And with that, I’ll open the call to questions.

Operator:	Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone. Standing by for questions. And our first question comes from Kevin Roth from Stark Investments. Please go ahead.

Kevin Roth:	Hi, guys. Congrats on a good quarter and good trends. Could you talk for a minute about the trends in Florida housing market?

Dennis S. Hudson III:	Yeah, we’ll make a few comments. This is Denny. I’ll just say that, first of all, inventory levels are down substantially this quarter. The slowdown in the foreclosure process by the mega banks has had a positive impact on inventory, and that’s been the result of continued strong sales activity. Sales activity throughout our markets, I would say, is back to the pre-bubble solid numbers. Having said that, valuations remain under pressure. We see valuations continuing to slide, although nothing like they slid some time ago. Interestingly, as you’re seeing across the country, multi-family is back and rental housing is hot; and that’s somewhat concerning when you look at the significance of that. So we’re at a point here in Florida where—depending on what market you look at and what kind of index you are using— the cost to rent is 15-to-20% greater than the cost to own; so we are out of balance now on the other side of the equation. I think, in my mind, that portends better stability and pricing and continued growth, hopefully enough that it’s going to absorb the foreclosures as they get back in business.

Kevin Roth:	And on the rent-to-own comment you just made, what do you guys see, or what needs to happen to get people back into owning versus renting?

Dennis S. Hudson III:	Well you know, the rental bubble that is forming is the result of folks that cannot qualify for conventional financing. They have no choice but to turn to rentals, and that’s a really tough, tough question to answer. I think that’s going to be with us for quite some time unless... Financial innovation is not a very positive word these days in our industry; and I’m not sure you’re going to see much innovation to help those folks. But I think for Florida, we are clearly past the turning point. Things have stabilized. Although we are worried about the surge in foreclosures coming, I think we were hit so hard so early, so I’m not sure that the surge is going to be as significant as it is in other states, but it is going to be meaningful. We still have a couple of years of tough sledding here in the residential market. We are seeing better performance in some of the higher quality markets: waterfront and so forth continues to stabilize. So I think if you were looking to buy a house in Florida, you better get down here pretty quick.

Kevin Roth:	Okay, thank you, guys.

Operator:	Our next question comes from Ben Puglisi from Sandler O’Neil. Please go ahead.

Ben Puglisi:	Good morning. Nice quarter, guys.

Dennis S. Hudson III:	Good morning.

Ben Puglisi:	I wonder if you can give us a little more color on the decline in nonperformers. They were down about $16 million, but charge-offs only account for about $2.8 million of it. I’m wondering what happened with the rest.

Dennis S. Hudson III:	Yeah, Jean maybe can comment a little bit on that.

O. Jean Strickland:	We had a fairly large credit, on a relative basis given what we have left in that category, move out of nonperforming into troubled debt restructure. It had a significant pay down. We saw some significant improvement in the credit; and we are thinking that after a couple of quarters, we’ll actually even remove the TDR status. The quality of what we have left in terms of the classified—Denny and I were just talking about that earlier this morning—is much higher than what we were dealing with over the last couple of years. So we are very optimistic that some of these credits now can be rehabilitated and actually be upgraded versus migrate to nonperforming in ORE and charge-offs.

Dennis S. Hudson III:	Having said that, that didn’t account for the entire decline, but it was a portion of it. We also had just a continued flow of positive liquidation occurring with some of the credits that were moving through foreclosure and so forth. We look for that to continue in Q4. We have a number of credits that are anticipated to be liquidated in Q4, so we just continue to see the trends move in a positive direction. I think with what Jean said about the quality of the remaining classified assets in the portfolio, we are down to the point now where virtually everything we’ve got left that we have any concern about is cash flowing. It may not be cash flowing at a level that gets us totally comfortable, but they are cash flowing type assets. They are performing, and the quality of wha’’s left in that classified portfolio is substantially improved over two years ago and a year ago; so that’s why we feel more confident today than ever, because when you look at the quality of what we continue to worry about, it’s not bad.

Ben Puglisi:	Thank you.

Operator:	Our next question comes from Bill Young from Macquarie. Please go ahead.

Bill Young:	Hey, good morning, guys.

Dennis S. Hudson III:	Good morning, Bill.

William R. Hahl:	Good morning, Bill.

Bill Young:	Could you just talk a little bit about how you think about the reserve? Obviously it’s still at elevated levels at 2.35% of loans. What level would you feel would be more comfortable towards the long-term, or put another way, what would you think a normalized reserve level would be for you guys?

O. Jean Strickland:	As you know, it’s really hard to make money when you’re reserving 1% or more of the portfolio. Banks need to operate at very minimal levels of loss in order to be profitable, obviously because our spread is so thin; but we see it continuing to decline in terms of the allowance level because of the substantial improvements in our credit quality. You are seeing that, I think, in the industry as well, the recapture of reserves. We haven’t gone that far, but we are seeing lower provisions, and we have a historically high level of allowance because of what we have been through both as a company and an industry.

Dennis S. Hudson III:	And I think if you were to look at banks that have performed better in this cycle, you’ll see lower levels of reserves. I think that is probably where we are headed. I don’t know what the timeframe is as to when we’ll get there; but I think the trends speak for themselves, and those trends translate into the reserve over time. We’ll tell you we are being very cautious and very conservative. We are not interested in bringing that reserve down in a substantial way without being completely comfortable with the remaining credit risk in the portfolio. So we believe we are being very, very conservative and careful, and over time, we’ll see that trend continue. We also believe that as our net loan growth begins to stand up here—and again we are not looking for any kind of crazy loan growth, but a more normalized loan growth picture—that offsets, to some degree, a positive impact that provisioning might have. We’ll have to see how our loan growth looks over the next year and, with the continued improvement in credit quality, synthesize all that to come up with the reserve levels.

Bill Young:	Gotcha. Speaking of loan growth, C&I growth was very nice this quarter. Could you just talk a little bit about whether that is mostly small business-driven, and then is that representative of any kind of new demand or is it more market share gains? Thanks.

Russell Holland III:	This is Russ Holland. It is market share gains. It is not necessarily increase in demand. It is a lot of refinance opportunity and some new money for equipment purchases. It’s almost exclusively C&I to the business segments that we are focusing on as part of our deposit growth strategy, which are business accounts of mostly professionals.

Dennis S. Hudson III:	And we have also had some residential growth over the last couple of quarters. Again, I’ve described earlier the strength in the residential markets and the strength in the number of transactions. We are back in that market in a pretty significant way. In our three largest counties, where we have the largest market share, we are in a number one position in terms of residential mortgage lending from a market share standpoint. So we are back out there pretty aggressively. We’re back in business supporting our markets, and we are doing that in an environment where the competition has been completely decimated; so it is grabbing market share and doing it in a sensible way. I think we have a great group. Also, Russ, we’ve had some owner-occupied in the CRE...

Russell Holland III:	Yeah, the C&I segment and the...

Dennis S. Hudson III:	CRE.

Russell Holland III:	... the CRE growth is exclusively owner-occupied. Then we have, on the residential side, those market share gains which have been achieved through our delivery of service, exceptional levels of service, to the brokerage community.

Dennis S. Hudson III:	I know some of our service standards include quick turnarounds which you may want to comment on.

Russell Holland III:	The processing times that we have achieved under Chic Acosta’s leadership have been astounding really. We are able to deliver approvals certainly under a ten-day timeframe and, in many cases, we are achieving six days or less.

Bill Young:	Great. Thanks a lot, guys.

Dennis S. Hudson III:	Thanks.

Operator:	Our next question comes from Michael Rose from Raymond James. Please go ahead.

Michael Rose:	Hey good morning, guys. How are you?

Dennis S. Hudson III:	Morning.

Michael Rose:	I just had a question on the competition front. Are you starting to see any competition? Denny, I know you’ve mentioned in the past that there’s virtually no competition. Is that starting to change at all in your view?

Dennis S. Hudson III:	Well, I probably overplayed it. There’s actually substantial competition, particularly in some of the things we’ve just spoken about, and it’s been out of some of the larger newer mega banks that kind of benefited from the meltdown that occurred. Comments, Russ?

Russell Holland III:	We are seeing competition in all the credit segments. It’s mostly driven around pricing. We are all going after the same high quality credit borrowers; and therefore the pricing is where the competition comes in. There is competitive pressure from these mega banks and these regional banks.

Michael Rose:	So as I look at your loan yields quarter-to-quarter, I think they were flat. Should we think about those potentially falling from here as your mix shifts a little bit, maybe a little bit more C&I? It seems like the construction run-off is probably near or has probably run its course, so how should we think about loan yields going forward?

O. Jean Strickland:	They’re under pressure for sure. That’s where we are seeing competition.

Dennis S. Hudson III:	That’s our biggest struggle is holding the line on that.

Russell Holland III:	Yes, but we’re working to offset any pricing pressures with the deposit products and other fee-driven type of opportunities with the customers. We’re not just lending them money; we’re bringing in the entire relationship, so we are trying to offset any competitive pricing pressures with other product sales.

O. Jean Strickland:	We have a competitive advantage with interchange incomes. We’re seeing continued strong growth in the fees on deposits, and we expect that to be helpful to us going forward. We’re seeing a huge competitive advantage in the marketplace around deposit products, and just the whole issue around “free” and what the large banks are doing relative to charging customers. It’s making people very angry, and we stand out as being very different. We stand for value, not just free.

Michael Rose:	Okay thanks. And just one follow-up question: I don’t know if you addressed this in the prepared remarks. I’m sorry if I missed it. But on the TDRs, the increase this quarter in the performing TDRs, is that more a function of the accounting change or just doing more mods?

Dennis S. Hudson III:	No, Jean commented on it earlier. It was a transfer of... Well, it was a variety of things, but it included a larger credit that shifted out of NPLs into TDRs, the result of a substantial pay-down as part of our process with that borrower and a dramatic improvement in his financial condition as a result of some changes that occurred.

Michael Rose:	Okay, sorry to make you repeat that. Thanks a lot, guys.

O. Jean Strickland:	The more important thing is we expect it over a couple of quarters to come out of TDR too.

Operator:	And once again, if you have a question, please press star, then one, on your touchtone phone. And our next question comes from Frank Barkocy from Mendon Capital. Please go ahead.

Frank Barkocy:	Hi, guys. Great quarter.

Dennis S. Hudson III:	Hi.

Frank Barkocy:	Denny, given the number of problem financial institutions in your markets, are there any opportunities for you to gather up some quality commercial bankers that could hit the ground running and help your loan demand or accelerate the improvement in your loan demand?

Dennis S. Hudson III:	Russ can comment on that. That’s something we’ve been focused on. I wouldn’t say that we’re focused on the problem banks, but go ahead Russ.

Russell Holland III:	We have been focusing on recruiting commercial lenders as part of our strategy, in particular in the larger metro markets that we operate in, Orlando and Palm Beach County. We are going after the relationship managers at the banks that are stronger and that are going through some transition of their own.

Dennis S. Hudson III:	Mainly I would say the mega banks.

Russell Holland III:	Yeah, the mega banks that have transition occurring through restructures, reorganizations, or simply mergers and consolidations.

Frank Barkocy:	And how successful have you been to date? How many net new additions, if you will?

Russell Holland III:	Net new... We have, net new, about ten and we are still actively recruiting.

Frank Barkocy:	Good. Thank you.

Dennis S. Hudson III:	So the challenge is: Are we going to build that pipeline radically over time? We are seeing good numbers I would say, Russ. Pipelines are up substantially. We talked about that last quarter, and you saw some of the results beginning to hit the balance sheet this quarter. We see that momentum continuing. Again, we are not trying to overpromise here. We are talking about nice growth, but not crazy growth, and these are smaller loans, so it requires a lot of work.

Frank Barkocy:	Thank you, guys.

Dennis S. Hudson III:	Thanks.

Operator:	We have no further questions at this time.

Dennis S. Hudson III:	All right. Well, we appreciate your attendance today, and we look forward to talking with you next quarter. Thank you.

Operator:	Thank you, ladies and gentleman. This concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note:	* Proper names/organizations spelling not verified.